EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES SECOND QUARTER 2010 EARNINGS
COLDWATER, MICHIGAN, August 3, 2010 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank, today announced a net loss available to common shareholders for the quarter ended June 30, 2010 of $6.9 million compared to a net loss available to common shareholders of $1.9 million for the quarter ended June 30, 2009. Basic and diluted losses per share for the quarter ended June 30, 2010 were $(3.49) compared to $(.97) for the same period in 2009. Monarch Community Bancorp also reported a net loss for the first six months of 2010 of $8.2 million compared to a net loss of $1.8 million for the same period a year ago. Basic and diluted losses per share for the six months ended June 30, 2010 were $(4.16) compared to $(.91) for the same period in 2009. The net operating loss reflects large provisions taken to strengthen the bank’s loan loss reserve and position the bank for successfully dealing with problem loans that have been identified in the portfolio.
“We have carefully reviewed the bank’s loans, utilizing the assistance of professional loan review teams,” stated Richard J. DeVries, new CEO and President of Monarch Community Bank “and have taken the actions necessary to identify and prudently reserve for those problems that were identified. Our desire is to move beyond problem loan recognition and resolution, and return the bank to its tradition of sustained profitability.”
Concurrent with the quarter’s losses and in conjunction with the company’s focus to control costs, DeVries announced the completion of a reduction-in-staff initiative and a branch consolidation that will reduce the bank’s expenses by over $800,000 per year on an annual basis. “These are the painful, but necessary decisions that organizations face in difficult economic times,” commented DeVries. “Now we forge ahead,” he added, “firm in our resolve to provide the most remarkable community banking available anywhere. We have outstanding employees, beautiful facilities, and a legacy of caring service. We look forward to joining hands with our customers, and with the community, in helping people achieve success.”
The net interest margin for the second quarter of 2010 decreased 24 basis points to 2.83% compared to 3.07% for the same period in 2009. The decline in the margin is largely due to the decline in earning assets. The bank has seen runoff in the mortgage portfolio as loan originations have moved into the secondary market, (see further discussion below). The increased level of non-performing loans and the associated non-accrual interest adjustment have also significantly impacted the margin. The yield on loans has decreased to 5.67% for the quarter compared to 6.44% for the same period in 2009.
The net interest margin decreased 10 basis points to 2.96% for the six months ending June 30, 2010 compared to 3.06% for the same period in 2009. The decline in margin year over year is mainly due to the reasons mentioned previously. Cost of funds continues to decrease to 2.2% as the company remains focused on deposit pricing strategies and growing core deposits to reduce its reliance on whole sale funding.

The provision for loan losses was $7.0 million in the second quarter of 2010 compared to $3.4 million for the second quarter of 2009. The higher provision was necessary due to the continued net charge off activity and non-performing assets. The company continues to monitor real estate dependent loans and focus on asset quality. Non-performing assets totaled $24.4 million at the end of the second quarter of 2010, an increase of $8.8 million from December 31, 2009. Net charge offs for the quarter ended June 30, 2010 were $3.5 million compared to $1.1 million for the same period in 2009. Year to date 2010 net charge offs totaled $4.9 million compared to $1.3 million for the same period a year ago. Net charge offs year to date consisted of 46% one to four family residential mortgages, 26% construction, 26% commercial real estate, and the remaining 3% included consumer, commercial and industrial and home equity lines of credit.
Non-interest income decreased $614,000 or 42% from $1.4 million during the second quarter of 2009 to $854,000 for the second quarter of 2010. The decrease was primarily due to the decline in mortgage banking income, which is attributable to the decrease in mortgage refinancing activity. The refinancing activity has been driven by the unprecedented low mortgage rates available over the past twelve months. Non-interest income for the first six months of 2010 decreased $916,000 or 32.2%, compared to the same period a year ago.
Non-interest expense decreased $96,000 or 3.7%, for the second quarter of 2010, compared to the same period a year ago. Cost control remains a focus of the company however the costs associated with non-performing assets and foreclosed properties such as professional fees, collection and maintenance costs, and impairment charges related to the disposition of other real estate continue to increase. Non-interest expense decreased $111,000 or 2.2%, from $5.1 million during the six months ended June 30, 2009 to $5.0 million for the six months ended June 30, 2010.
Total assets were $263.6 million at June 30, 2010 compared to $283.2 million at December 31, 2009. Total loans decreased $16.6 million or 7.5%, to $204.3 million at June 30, 2010 from $220.9 million at December 31, 2009. Deposits decreased $11.9 million, or 5.6%, to $201.5 million during the second quarter from $214.4 million at of the end of 2009.
Stockholder’s equity decreased to $15.1 million at June 30, 2010 compared to $23.2 at December 31, 2009. The bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s tier 1 leverage ratio decreased to 4.9, a decrease of 3.0% from March 31, 2010. The bank’s total risk based ratio was 8.04 a decrease of 2.58% from March 31, 2010. In May of 2010, the bank agreed with FDIC to develop a plan to increase its tier 1 leverage ratio to 9% and total risk based ratio to 11%. The bank had not met these goals and was not considered adequately capitalized as of June 30, 2010.
DeVries stated “We have made positive progress with the provisions of the Consent Order, with the only provision not met being the required increase in capital”.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

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